Exhibit 10.1

SECOND AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of September 26, 2008, by and between COMERICA BANK (“Bank”) and PROXIM WIRELESS CORPORATION (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 28, 2008, as it may be amended from time to time, including without limit by that certain First Amendment to Loan and Security Agreement dated as of August 13, 2008 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.           Exhibit A to the Agreement is hereby amended by adding or amending and restating the following defined terms to read in their entirety as follows:

“‘Advances Cap’ shall have the meaning assigned in Section 2.1(b)(i).”

“‘Base Cash Amount’ shall initially mean $1,500,000.  Commencing on September 30, 2008, and the last day of each fiscal quarter thereafter, the Base Cash Amount shall permanently increase by an amount equal to the sum of (i) 50% of Borrower’s quarterly net income for the immediately preceding fiscal quarter, as determined in accordance with GAAP, consistently applied and (ii) 75% of Borrower’s New Equity, if any, received during the immediately preceding fiscal quarter. If there is a loss as of the end of any fiscal quarter, Borrower’s net income shall be deemed to be $0 for such fiscal quarter for the purpose of determining Base Cash Amount.”

“‘Foreign Exchange Sublimit’ means a sublimit for foreign exchange contracts under the Revolving Line not to exceed $180,000.”

“‘Letter of Credit’ means a commercial or standby letter of credit or similar undertaking issued by Bank for the account of Borrower.”

“‘New Equity’ means cash proceeds received after September 26, 2008 from the sale or issuance of Borrower’s equity securities.”

“‘Revolving Line’” means a Credit Extension (inclusive of any amounts outstanding under the Credit Card Services Sublimit and the Foreign Exchange amount) of up to $1,800,000.”

2.           Section 2.1(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(b)           Advances Under Revolving Line.

(i) Amount.  Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) $1,500,000 (the “Advances Cap”) or (B) the Borrowing Base, less any amounts outstanding under the Credit Card Services Sublimit and the Foreign Exchange Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii) Form of Request.  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii)           Intentionally Omitted.

(iv)           Credit Card Services Sublimit.  Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the “Credit Card Services”).  The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves.  In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services.  The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(v)           Foreign Exchange Sublimit.  Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date.  Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower.  The FX Amount shall at all times be equal to or less than One Hundred Eighty Thousand Dollars ($180,000).  The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

(vi)           Collateralization of Obligations Extending Beyond Maturity.  If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Credit Card Services or Foreign Exchange Contracts by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Credit Card Services or Foreign Exchange Contracts.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Credit Card Services or Foreign Exchange Contracts are outstanding or continue.”

3.           Section 2.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

“2.2           Overadvances.  If the aggregate amount of the outstanding Advances plus the aggregate amounts outstanding under the Credit Card Services Sublimit and the Foreign Exchange Sublimit exceeds the lesser of the Revolving Line or the Borrowing Base, at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess. In addition, if the aggregate amount of the outstanding Advances exceeds the lesser of the Advances Cap or the Borrowing Base, less any amounts outstanding under the Credit Card Services Sublimit and the Foreign Exchange Sublimit, at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.”

4.           Section 6.2(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(a)
Within 20 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable and a Pass Through Reports (re Distributors) in form and substance acceptable to Bank.”

5.           Section 6.7(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(a)
Minimum Cash. A balance of Cash  (excluding the sum of (a) the aggregate amount of all Advances outstanding as of such date of determination, (b) the Credit Card Sublimit and (c) the Foreign Exchange Sublimit) at Bank of not less then the Base Cash Amount, to be maintained at all times and tested daily.”

6.           Exhibits D and E to the Agreement are hereby deleted and replaced with Exhibits D and E attached hereto.

7.           Borrower agrees to deliver, or cause to be delivered to Bank, on or before October 10, 2008, an Affirmation of Subordination Agreement, duly executed by Milfam II L.P. and Lloyd I. Miller III.

8.           The parties hereto acknowledge and agree that Bank chose not to enforce the mandatory permanent reductions of and payments under the Revolving Line in the aggregate amount of $1,500,000, as set forth in that certain First Amendment to Loan and Security Agreement dated as of August 13, 2008 between Bank and Borrower, and the Bank hereby waives any Defaults or Events of Default that may exist or have occurred due to those payments not being made. This waiver is specific as to content and time, shall be limited precisely as written, and shall not constitute a waiver of any other current or future Default or Event of Default or breach of any covenant contained in the Agreement.

9.           No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Bank.

10.           Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

11.           Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that, except as set forth in the waiver letter agreement between Borrower and Bank to be executed in connection with this Amendment, no Event of Default has occurred and is continuing.

12.           As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Amendment, duly executed by Borrower;

(b)           a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)           a nonrefundable amendment fee in the amount of $6,300, which may be debited from any of Borrower’s accounts;

(d)           all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(e)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

13.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

PROXIM WIRELESS CORPORATION

By: /s/ Pankaj Manglik

Title: President and CEO

COMERICA BANK

By: /s/ Guy Simpson

Title: Vice President